Exhibit (a)(5)(B)

One Corporate Center Rye, NY 10580-1422 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

Associated Capital Group, Inc. Receives over 500,000 Shares in Exchange Offer

Rye, New York, March 6, 2018 – Associated Capital Group, Inc. (the “Company”, NYSE: AC) today released the preliminary results of the previously announced exchange offer by the Company with respect to its Class A shares.

The exchange offer expired at 5:00 p.m., New York City time, on March 5, 2018 (the “Expiration Date”).

Computershare Trust Company, N.A., the exchange agent, advised the Company that as of the Expiration Date approximately 533,332 shares were validly tendered and not withdrawn, representing 11.99% of the Class A shares outstanding (including approximately 75,327 shares delivered through Notices of Guaranteed Delivery).

The conditions to the tender offer have been satisfied and the Company has accepted for exchange all shares of Class A common stock validly tendered and not withdrawn at or prior to the Expiration Date. For each share of Class A common stock accepted in the exchange offer, tendering shareholders will receive 1.35 shares of GAMCO Investors, Inc. (“GAMCO”) Class A common stock, together with cash in lieu of any fractional share of GAMCO Class A common stock. The Company will promptly deliver shares of GAMCO Class A common stock in payment for the tendered shares of its Class A common stock.

Important Notices and Additional Information

In connection with the transaction, GAMCO has filed with the SEC a registration statement on Form S-4 containing a prospectus and the Company has filed with the SEC a Schedule TO, in each case as amended, which more fully describe the terms and conditions of the exchange offer. The registration statement on Form S-4 was declared effective by the SEC on March 5, 2018. Investors and security holders may obtain a free copy of the prospectus and other documents filed by GAMCO and the Company with the SEC at the SEC's web site at http://www.sec.gov. Free copies of these documents and each of the companies’ other filings with the SEC may also be obtained, as applicable, from the Company at http://www.associated-capital-group.com or GAMCO at http://www.gabelli.com.

About Associated Capital Group, Inc.

The Company has been publicly traded since November 30, 2015 following its spin-off from GAMCO.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its wholly-owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. Management fees are largely based on a percentage of assets under management. Incentive fees are based on a percentage of the investment returns of certain clients’ portfolios. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research (which does business as Gabelli & Company), an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain “forward-looking statements”. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.